UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 7, 2021

EASTERN BANKSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-39610	84-4199750
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

265 Franklin Street			02110
Boston	,	MA
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (800) 327-8376
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EBC	Nasdaq Global Select Market
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On May 3, 2021, Eastern Bankshares, Inc. (the “Company”) adopted a new management incentive plan (the “New MIP”), which is an annual incentive plan in which the Company’s chief executive officer (“CEO”), its executive officers (including its “Named Executive Officers”, as determined in accordance with the rules of the Securities and Exchange Commission (“SEC”)), members of its management committee, and select management employees (“Participants”) will participate. The New MIP was approved by the compensation committee (“Compensation Committee”) of the Company’s Board of Directors on May 3, 2021 and had been reviewed by the Board of Directors. The purpose of the New MIP is to enable the Company to grant annual performance-based cash incentive awards to eligible participants pursuant to the terms of the plan. The New MIP is effective January 1, 2021.

In connection with adoption of the New MIP, the Compensation Committee voted to terminate the Company’s existing management incentive plan (“Prior MIP”) as of January 1, 2021. As described in the Company’s definitive proxy statement for its 2021 annual meeting of shareholders filed with the SEC on April 1, 2021, the Compensation Committee had planned to evaluate the Prior MIP to determine any appropriate changes to such plan, in light of the Company’s initial public offering and to better align the Company’s short-term incentive compensation program for its executive officers with shareholder value creation.

The New MIP provides for the payment of annual cash incentive awards to Participants, the individual amounts of which will be determined by measurement against one or more corporate performance measures (“Company Performance Measures”) and individual performance goals over a performance measurement period, beginning January 1 and ending December 31 (“Plan Year”). Company Performance Measures will be selected by the Compensation Committee and annual targets with respect to such performance measures will be established by the Board of Directors. Potential Company Performance Measures include the Company’s net income for an applicable Plan Year, or other key measures, as deemed appropriate and approved by the Compensation Committee. Individual performance goals will be established annually by each Participant and approved by his or her manager, except that the individual performance goals of the CEO will be proposed by the Compensation Committee. For each Plan Year, each Participant will be assigned a target award amount as a percentage of base salary, based on job responsibilities and market data. For the CEO and the Company’s executive officers, target awards amounts shall be established by the Compensation Committee. Plan Awards (as defined below) to the CEO, and to the Company’s chief financial officer and president will be capped at 150% of target award amount and 160% of target award amount, respectively.

All awards granted under the New MIP with respect to a given Plan Year shall be paid from a funding pool. For each Plan Year, the target funding pool (“Target Funding Pool”) shall be an amount equal to the sum of all Participants’ target awards for the year. Following completion of a Plan Year, the Compensation Committee shall determine the Company’s level of performance against the Company Performance Measures, including whether minimum performance thresholds have been met, which thresholds the committee may establish for a given Plan Year in its discretion. The funding pool from which awards under the New MIP (“Plan Awards”) are actually paid (“Actual Funding Pool”) in a given Plan Year shall be recommended by the Compensation Committee and approved by the Board of Directors and shall be an amount that is based on the Target Funding Pool but which will be adjusted based on the Company’s performance against the Company Performance Measures for such year. The Compensation Committee may also adjust the level or nature of Corporate Performance Measures to accommodate non-recurring events not contemplated when such measures were originally set, such as an acquisition by the Company and shall have the sole discretion to adjust the Target Funding Pool and/or the Actual Funding Pool amounts upward or downward, based on market factors, corporate events, future performance outlook, or any other situation it may deem appropriate.

Individual Plan Awards will be paid out of the Actual Funding Pool. The Plan Awards for the Company’s executive officers other than the CEO shall be approved by the Compensation Committee. The Plan Award for the CEO shall be approved by the independent members of the Board of Directors, upon recommendation from the Compensation Committee. The payout for an individual Plan Award will be determined by such individual’s overall achievement rating against individual performance goals and the Company’s achievement of Corporate Performance Measures in such year, as determined by the Compensation Committee, capped at a maximum of percentage of a Participant’s target award for such year.

In connection with adoption of the New MIP, the Compensation Committee established a Corporate Performance Measure for 2021, as measured by reference to the Company’s net income for the fiscal year ended December 31, 2021, the Company’s first full year as a public company following its initial public offering in October 2020.

The foregoing description of the New MIP does not purport to be complete and is qualified in its entirety by reference to the full text of the New MIP, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 with the SEC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EASTERN BANKSHARES, INC.

DATE: May 7, 2021	By:	/s/ James B. Fitzgerald
James B. Fitzgerald
Chief Financial Officer